June 10, 2008

				DIAMOND HILL FUNDS

			    Diamond Hill Small Cap Fund
                          Diamond Hill Small-Mid Cap Fund
			    Diamond Hill Large Cap Fund
			     Diamond Hill Select Fund
			   Diamond Hill Long-Short Fund
                      Diamond Hill Financial Long-Short Fund
			Diamond Hill Strategic Income Fund


Supplement to Prospectus Dated April 30, 2008


Effective June 30, 2008, the Diamond Hill Long-Short Fund will close to new investors. Additional investments, however, are permitted under the following circumstances:

   - Shareholders of record on June 30, 2008 may continue to add to their existing accounts through the purchase of additional shares and through the reinvestment of dividends and/or capital gain distributions on any shares owned.

   -	Participants in a qualified defined contribution retirement plan, such
	as a 401(k), profit sharing or money purchase plan, 403(b) plan or 457 plan that invests through existing accounts in the Fund or through a financial intermediary. You may open new accounts in that plan if the Fund is an investment option.

   -	Financial advisors, with existing client accounts in the Fund, who are
	investing through asset allocation based investment programs of certain pre-approved financial intermediaries may be allowed to purchase shares for new and existing clients. However, financial advisers who advertise or communicate broadly the availability of the closed fund may not be permitted to purchase additional shares.

The Fund reserves the right to make future additional exceptions that, in the judgment of the Adviser, do not adversely affect its ability to manage the Fund effectively. For example, the Fund may elect to accept new defined contribution plans that provide regular cash flows which may be beneficial to the Fund. The Fund also reserves the right to reject any purchase or refuse any exception, including those detailed above, that the Adviser feels will adversely affect its ability to manage the Fund effectively.